Exhibit 10.1

VWR INTERNATIONAL, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

(Effective May 1, 2007)

VWR INTERNATIONAL, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

(Effective May 1, 2007)

VWR INTERNATIONAL, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

(Effective May 1, 2007)

PREAMBLE

WHEREAS, VWR International, Inc. (“VWR”) maintains the VWR International, Inc. Retirement Savings 401(k) Plan (the “Qualified Plan”) for the benefit of its eligible employees; and

WHEREAS, contributions to the Qualified Plan are subject to certain limitations under the Internal Revenue Code of 1986, as amended; and

WHEREAS, VWR desires to provide benefits to a select group of management and highly compensated employees in excess of those permitted under the Qualified Plan;

NOW, THEREFORE, effective May 1, 2007, VWR hereby adopts the VWR International, Inc. Nonqualified Deferred Compensation Plan to read as follows:

1.                                       Purpose.  This Plan is maintained for the purpose of providing deferred compensation to certain key employees of the Company on a nonqualified basis.  This Plan is to be unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of §201(2), §301(a)(3), and §401(a)(1) of ERISA.

2.                                       Definitions.

(a)                                  “Account” means an account or accounts established under Section 4, maintained under this Plan solely as bookkeeping entries for each Participant, to which the Participant’s deferred amounts under this Plan are credited and from which distributions to the Participant or his or her beneficiary are made.

(b)                                 “Base Pay” means all Pay other than Bonus Amounts.

(c)                                  “Board” means the Board of Directors of VWR.

(d)                                 “Bonus Amounts” means that portion of Pay consisting of bonuses (including any such amounts deferred pursuant to a Deferral Agreement or to a salary reduction election under the Qualified Plan).

(e)                                  “Change in Control” means a “change in control event” as defined in Treasury regulations or other guidance issued pursuant to Code §409A.

(f)                                    “Code” means the Internal Revenue Code of 1986, as amended.

(g)                                 “Committee” means the Benefit and Retirement Plan Committee appointed under the Qualified Plan.

(h)                                 “Company” means VWR and any Participating Employer.

(i)                                     “Deferral Agreement” means an agreement filed by a Participant under this Plan to defer Base Pay and/or Bonus Amounts for a Plan Year.  A Deferral Agreement shall be in the form prescribed by the Committee and shall be filed within the time limits set forth in Section 3(b).

(j)                                     “Deferral Amount” means the amount of Base Pay and Bonus Amounts a Participant elects to defer for a Plan Year, as indicated in a Deferral Agreement.  The Deferral Amount shall be expressed as a percentage of Pay, which shall not exceed 50% of Base Pay or 100% of Bonus Amounts.

(k)                                  “Disability” means:

(1)                                  The Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee in its sole discretion; or

(2)                                  The Participant’s receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, of income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

(l)                                     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m)                               “Intervening Event” means, with respect to an Account of a Participant, any of the following events specified by such Participant in a Payment Election, if such event occurs after the date of the Payment Event with respect to such Account:

(1)                                  The Participant’s death;

(2)                                  The Participant’s Disability; or

(3)                                  A Change in Control.

(n)                                 “Key Employee” means an employee of the Company who is a member of a select group of management or highly compensated employees, within the meaning of §201(2), §301(a)(3), and §401(a)(1) of ERISA, and who is:

(1)                                  In pay band C33 or higher; or

(2)                                  Otherwise designated by the Committee as a Key Employee.

(o)                                 “Matching Amount” means, with respect to a Plan Year beginning on or after January 1, 2008, an amount equal to the excess, if any, of:

(1)                                  The lesser of (i) the sum of a Participant’s Deferral Amounts for such Plan Year plus the Participant’s maximum salary reduction contributions permitted under the Qualified Plan for such Plan Year (regardless of whether the Participant makes any such contributions), or (ii) 4% of the Participant’s Pay for such Plan Year; over

(2)                                  The Matching Contributions which the Participant would have received under the Qualified Plan for such Plan Year had the Participant made salary reduction contributions under the Qualified Plan in an amount which would result in the greatest possible Matching Contributions.

With respect to the short Plan Year beginning May 1, 2007, “Matching Amount” means the excess of (i) the lesser of the sum of Participant’s Deferral Amounts for such Plan Year plus the Participant’s maximum salary reduction contributions permitted under the Qualified Plan for 2007 (regardless of whether the Participant makes any such contributions), or 6% of the Participant’s Pay for such Plan Year, over (ii) the Matching Contributions which the Participant would have received under the Qualified Plan for 2007 had the Participant made salary reduction contributions under the Qualified Plan in an amount which would result in the greatest possible Matching Contributions.

(p)                                 “Matching Contributions” means matching contributions allocated to a Participant’s account under the Qualified Plan.

(q)                                 “Participant” means a Key Employee who has begun to participate in the Plan under Section 3.

(r)                                    “Participating Employer” means a subsidiary or other affiliate of VWR which has adopted the Plan pursuant to Section 16.

(s)                                  “Pay” means all cash compensation paid to a Participant by the Company during a Plan Year (including any bonuses, incentive compensation, or commissions).  Pay excludes reimbursements or other expense allowances, cash and noncash fringe benefits, moving expenses, deferred compensation, and welfare benefits, but includes (i) any amount contributed by salary reduction pursuant to Code §125, §132(f), or §402(e)(3), other than a salary credit under a plan described in Code §125, and (ii) any amount deferred at the election of the Participant pursuant to a Deferral Agreement.

(t)                                    “Payment Election” means a Participant’s election regarding the time and form of payment with respect to an Account.  A Payment Election shall be in the form prescribed by the Committee and shall be filed within the time limits set forth in Section 6(a)(2).

(u)                                 “Payment Event” means, with respect to an Account of a Participant, the first to occur of the following events:

(1)                                  The Participant’s death;

(2)                                  The Participant’s Disability;

(3)                                  A Change in Control;

(4)                                  The Specified Payment Date for such Account or, if there is no Specified Payment Date, the Participant’s Separation from Service.

If more than one of the above-listed events occur on the same date, the event which is listed first above shall be deemed to have occurred first for purposes of determining the time and form of payments under Section 6.

(v)                                 “Plan” means the VWR International, Inc. Nonqualified Deferred Compensation Plan as set forth herein and as it may be amended from time to time.

(w)                               “Plan Year” means (i) the period beginning May 1, 2007, and ending December 31, 2007; and (ii) on and after January 1, 2008, the 12-month period beginning each January 1 and ending each December 31.

(x)                                   “Qualified Plan” means the VWR International, Inc. Retirement Savings 401(k) Plan, as amended from time to time, or any successor thereto.

(y)                                 “Separation from Service” means a Participant’s separation from service with the Company and its affiliates within the meaning of Prop. Treas. Reg. §1.409A-1(h) or any successor thereto.

(z)                                   “Specified Payment Date” means a date specified by a Participant in a Payment Election on which an Account shall become payable if such date occurs prior to the occurrence of another Payment Event.  A Specified Payment Date with respect to an Account must be at least two years later than the last day of the Plan Year to which such Account relates.

(aa)                            “Trust” means the grantor trust established by the Company to set aside amounts to pay amounts due to the Key Employees under this Plan.

(bb)                          “Trust Agreement” means the trust agreement pursuant to which the Trust is established.

(cc)                            “Valuation Date” means the last day of each calendar year and any other date or dates on which a Participant’s Accounts are valued.

(dd)                          “VWR” means VWR International, Inc.

3.                                       Participation and Deferral Elections.

(a)                                  A Key Employee shall begin to participate in the Plan as of the later of (i) May 1, 2007, or (ii) the 30th day after he or she becomes a Key Employee.

(b)                                 The following rules shall govern the timing of a Participant’s Deferral Agreement:

(1)                                  A Participant may, by filing a Deferral Agreement with the Committee during the period beginning April 16, 2007, and ending April 30, 2007, elect to defer a portion of his or her Base Pay for the 2007 Plan Year.

(2)                                  A Participant may elect to defer a portion of his or her Base Pay for any Plan Year beginning on or after January 1, 2008, by filing a Deferral Agreement with the Committee on or before December 1 of the prior Plan Year.

(3)                                  A Participant may elect to defer all or a portion of his or her Bonus Amounts otherwise payable in any Plan Year beginning on or after January 1, 2008, by filing a Deferral Agreement with the Committee on or before June 1 of the Plan Year in which such Bonus Amounts are earned, provided such Bonus Amounts qualify as “performance-based compensation” within the meaning of Code §409A(4)(B)(iii).  (Bonus Amounts which do not qualify as “performance-based compensation” may not be deferred under the Plan.)

(4)                                  Notwithstanding paragraphs (2) and (3), in the case of a Participant who first becomes eligible to participate in the Plan on or after January 1, 2008, and who has not previously been eligible to participate in any other plan required to be aggregated with the Plan under Prop. Treas. Reg. §1.409A-1(c) or any successor thereto, the Participant may file a Deferral Agreement within 30 days after the date the Participant first becomes eligible to participate, but such election may apply only with respect to Pay for services to be performed subsequent to the election (as determined under Prop. Treas. Reg. §1.409A-2(a)(6) or any successor thereto).

(c)                                  A Deferral Agreement may be revoked at any time before the deadline described in subsection (b) but shall be irrevocable after such date with respect to the Plan Year to which it relates, except as otherwise provided in Section 7(b) in the event of an unforeseeable emergency or hardship distribution.

(d)                                 A Deferral Agreement with respect to a Plan Year shall apply only with respect to the Plan Year for which it is made.

4.                                       Accounts.

(a)                                  The Company shall establish one or more Accounts on behalf of each Participant in the Plan.  With respect to each Participant, the Company shall, to the extent necessary, maintain a separate Account for each Plan Year in which Deferral Amounts and/or Matching Amounts are credited to such Participant, and shall maintain separate Accounts with respect to each Plan Year for Deferral Amounts attributable to Base Pay, Deferral Amounts attributable to Bonuses, and Matching Amounts.

(b)                                 The following amounts shall be credited to the applicable Account of each Participant by the Company as follows:

(1)                                  As soon as practicable after the end of each payroll period, the Participant’s Deferral Amount (if any) for such payroll period; and

(2)                                  As soon as administratively feasible after December 31 of each Plan Year, but not later than March 31 following such Plan Year, the Participant’s Matching Amount (if any) for such Plan Year, provided that Matching Amounts shall be credited for a Plan Year only if the Company achieves the minimum target for earnings before interest, taxes, and amortization (EBITA) established to trigger bonus payments under the Company’s Management Incentive Plan, as determined by the Committee in its sole discretion.

(c)                                  As soon as practicable after an amount is credited to a Participant’s Account under subsection (b), the Company shall set aside assets equal to the amount so credited to the Trust.  Such assets shall be held in the Trust and invested in accordance with the terms of the Trust Agreement.  Notwithstanding the foregoing, or any other provision of the Plan to the contrary, the Company shall not make any contribution to the Trust to the extent such contribution would be treated as a transfer of property in connection with the performance of services for purposes of Code §83 pursuant to Code §409A(b)(3) (as amended by the Pension Protection Act of 2006) or any successor thereto.

(d)                                 Each Participant may, from time to time, designate the investment vehicle or vehicles which shall be used to determine the earnings and losses of his or her Accounts from among available investment vehicles designated from time to time by the Committee.  Any such designation by a Participant shall be made in the form prescribed by the Committee prior to the effective date of such designation.  Changes in a participant’s investment designations shall be permitted on a monthly basis in accordance with rules prescribed by the Committee.  As of each Valuation Date, each Participant’s Accounts shall be adjusted to reflect the earnings and losses of the designated investment vehicle or vehicles since the preceding Valuation Date.  In the event that no designation is in effect under this subsection (d) for any period, the Participant’s Accounts shall be adjusted to reflect the earnings and losses of a default investment vehicle designated in advance of such period by the Committee.

5.                                       Vesting of Accounts.  A Participant’s Accounts shall be 100% vested at all times.

6.                                       Payment of Accounts.

(a)                                  Except as otherwise provided below, payment of each of a Participant’s Accounts shall be made as follows:

(1)                                  A Participant shall become entitled to payment of an Account upon the occurrence of a Payment Event with respect to such Account.

(2)                                  A Participant may file a Payment Election with respect to an Account.  Separate Payment Elections may be made with respect to each Account.  Payment Elections with respect to Base Pay and Matching Amounts for 2007 must be filed during the period beginning April 16, 2007, and ending April 30, 2007.  For any other Plan Year, Payment Elections with respect to Bonus Amounts and Matching Amounts must be filed not later than the deadline described in Section 3(b) for filing a Deferral Agreement with respect to Bonus Amounts paid during such Plan Year (regardless of whether a Deferral Agreement is filed), and Payment Elections with respect to Base Pay must be filed not later than the deadline described in Section 3(b) for filing a Deferral Agreement with respect to Base Pay for such Plan Year.

(3)                                  Payment of an Account which becomes payable upon the occurrence of a Payment Event shall be made or commence as of the date of the Payment Event.  Notwithstanding the foregoing, in the event a Participant is a “specified employee” within the meaning of Code §409A(a)(2)(B)(i) and the Payment Event is the Participant’s Separation from Service, payment of the Participant’s Account shall not be made or commence earlier than the earlier of (i) the date six months after such Separation from Service, or (ii) the date of the Participant’s death.

(4)                                  A Participant’s Account which becomes payable on account of the Participant’s death or Disability or a Change in Control shall be paid in a single sum.  A Participant’s Account which becomes payable on a Specified Payment Date or upon the Participant’s Separation from Service shall be paid in a single sum unless a Payment Election provides that payment shall be made in installments over a period of 60, 120, or 180 months.  If payment is made in installments, the amount of each installment shall equal (i) the balance of the Account on the payment commencement date or most recent anniversary thereof, divided by (ii) the number of remaining payments; provided, however, that (i) the amount of any installment shall not exceed the remaining balance of the Account, and (ii) the amount of the last installment shall in any event equal the remaining balance of the Account.

(5)                                  If an Intervening Event occurs after the Payment Event with respect to an Account but before distribution of the Participant’s entire Account, payment of the remaining Account shall be made in a single sum as of the date of such Intervening Event.

(6)                                  Actual payment of any amount which is payable under this subsection (a) as of any date shall be made on such date or as soon as practicable thereafter, but in no event later than the later of December 31 of the calendar year including such date or the 15th day of the third calendar month following the month including such date.

(b)                                 So long as there is a balance in an Account, the balance shall be adjusted for earnings and losses pursuant to Section 4(d).

(c)                                  Notwithstanding the foregoing, in the event the Plan fails to satisfy the requirements of Code §409A and the regulations thereunder with respect to a Participant, the Participant shall receive a distribution from his or her Accounts, not to exceed the amount required to be included in the Participant’s income under Code §409A as a result of such failure.

7.                                       Unforeseeable Emergency.

(a)                                  In the event a Participant experiences an unforeseeable emergency, the Participant may request, and the Committee, in its sole discretion, may grant, a distribution in a single sum of a all or a portion of the Participant’s Accounts to the extent reasonably required to satisfy the emergency need (including amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably expected to result from the distribution) and not reasonably available from the Participant’s other resources.

(b)                                 A Participant who experiences an unforeseeable emergency may elect to cancel all outstanding Deferral Agreements.  Further, if a Participant receives a hardship distribution under the Qualified Plan pursuant to Treas. Reg. §1.401(k)-1(d)(3) or any successor thereto, the Participant’s outstanding Deferral Agreements shall automatically be canceled, and the Participant shall not be permitted to resume deferrals hereunder until the last day of the first Plan Year which ends at least six months after the date of such distribution.  In any event, any subsequent Deferral Agreements by the Participant must comply with the timing requirements of Section 3(b).

(c)                                  For purposes of this Section 7, an “unforeseeable emergency” is a severe financial hardship of the Participant resulting from an illness or accident of the Participant or of a spouse or dependent (as defined in Code §152(a)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Payment may not be made to the extent the emergency need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of deferrals hereunder.  The Committee, in its sole discretion, shall determine whether a Participant has experienced an “unforeseeable emergency” within the meaning of this Section 7 warranting a distribution.

(d)                                 If the Participant is a member of the Committee, he or she shall take no part in any decision of the Committee under this Section 7 with respect to such Participant.

8.                                       Beneficiary Designation.

(a)                                  Each Participant shall designate the person or persons as his or her beneficiary or beneficiaries to whom his or her Accounts shall be paid in the event of his or her death prior to the complete distribution of his or her Accounts.  Each beneficiary designation shall be in the form prescribed by the Committee, and shall be effective only if filed with the Committee or its designee during the Participant’s lifetime.

(b)                                 Any beneficiary designation may be changed by a Participant without the consent of any previously designated beneficiary or any other person by the filing of a new beneficiary designation with the Committee.  The filing of a new beneficiary designation shall cancel all beneficiary designations previously filed.

(c)                                  If any Participant fails to designate a beneficiary in the manner provided above, or if the beneficiary designated by a Participant predeceases the Participant, the Committee shall direct such Participant’s Accounts (or the balance thereof) to be distributed as follows:

(1)                                  To the Participant’s surviving spouse (within the meaning of Federal law); or

(2)                                  If the Participant has no surviving spouse, then to the Participant’s estate.

(d)                                 If the beneficiary designated by a Participant dies after the Participant dies, but before receiving distribution of the Participant’s Accounts, and no other beneficiary designation is in effect, the Committee shall direct that the balance of the Participant’s Accounts be distributed to the beneficiary’s estate.

9.                                       Payment to Guardian.  If an amount is payable under this Plan to a minor, a person declared incompetent, or a person incapable of handling the disposition of property, the Committee may direct the payment of the amount to the guardian, legal representative, or person having the care and custody of the minor, incompetent, or incapable person.  The Committee may require proof of incompetency, minority, incapacity, or guardianship as it may deem appropriate prior to the distribution of the amount.  The distribution shall completely discharge the Committee and the Company from all liability with respect to the amount distributed.

10.                                 Withholding; Payroll Taxes.  The Company shall withhold from payments made under the Plan any taxes required to be withheld from a Participant’s wages for Federal, state, or local taxes.

11.                                 Source of Funds.

(a)                                  In General.  This Plan shall be unfunded, and, except as provided in subsection (b), payment of benefits hereunder shall be made from the general assets of the Company.  Any assets which may be set aside, earmarked, or identified as being intended for the payment of benefits under this Plan shall remain assets of the Company and shall be subject to the claims of its general creditors.  Each Participant and beneficiary shall be a general and unsecured creditor of the Company to the extent of the value of his or her benefit accrued hereunder, and he or she shall have no right, title, or interest in any specific asset that the Company may set aside, earmark, or identify as for the payment of benefits under the Plan.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

(b)                                 Trust.  Notwithstanding subsection (a), assets may be set aside in a trust and earmarked for the payment of benefits under this Plan, provided Participants continue to be general and unsecured creditors of the Company with respect to assets set aside in the trust.

12.                                 Committee.

(a)                                  In General.  This Plan shall be administered by the Committee.  Unless the Plan expressly provides otherwise, the Committee shall have the sole discretion to construe and interpret the provisions of the Plan and to determine all questions concerning benefit entitlements, including the power to construe and determine disputed or doubtful terms.  To the maximum extent permissible under law, the determinations of the Committee on all such matters shall be final and binding upon all persons involved.

(b)                                 Records and Reports.  The Committee shall keep a record of its proceedings and actions and shall maintain all books of account, records, and other data as shall be necessary for the proper administration of the Plan.  Such records shall contain all relevant data pertaining to individual Participants and their rights under the Plan.  The Committee shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Company are properly available therefor.

(c)                                  Payment of Expenses.  The Company shall pay all expenses of administering the Plan.  Such expenses shall include any expenses incident to the functioning of the Committee.

(d)                                 Indemnification for Liability.  The Company shall indemnify the members of the Committee and the employees of the Company to whom the Committee delegates duties under the Plan against any and all claims, losses, damages, expenses, and liabilities arising from their responsibilities in connection with the Plan, unless the same is determined to be due to gross negligence or willful misconduct.

13.                                 Claims Procedure.

(a)                                  Right to Make Claim.  A Participant or beneficiary or his or her authorized representative (hereinafter, “Claimant”) who disagrees with the Committee’s determination of his or her right to Plan benefits must submit a written claim and exhaust this claim procedure before legal recourse of any type is sought.  The claim must include the important issues the Claimant believes support the claim.  The Committee, pursuant to the authority provided in this Plan, shall either approve or deny the claim.

(b)                                 Process for Denying a Claim.  The Committee’s partial or complete denial of an initial claim must include an understandable written or electronic response setting forth, in a manner calculated to be understood by the Claimant, (i) the specific reasons why the claim is being denied (with specific reference to the pertinent Plan provisions on which the denial is based), (ii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (iii) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under §502(a) of ERISA following an adverse benefit determination on review.

(c)                                  Appeal of Denial and Final Review.  A Claimant may request in writing that the Committee review the claim denial.  The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.  The Claimant shall also have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and the Committee shall take into account all such information submitted without regard to whether such information was submitted or considered in the initial benefit determination.

The decision on review shall be written or electronic and, in the case of an adverse determination, shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based.  The decision on review shall also include (i) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, or other information relevant to the Claimant’s claim for benefits, and (ii) a statement describing any voluntary appeal procedures offered by the Plan, and a statement of the Claimant’s right to bring an action under §502(a) of ERISA.

(d)                                 Time Frame.  The initial claim, its review, appeal, and final review shall be made in a timely fashion, subject to the following time table:

Days to Respond
Action	From Last Action
Committee’s initial decision	90 days
Interested party requests final review	60 days
Committee’s final decision	60 days

However, the Committee may take up to twice the maximum response time for its initial and final review if it provides an explanation in writing within the normal period of why an extension is needed and when its decision will be forthcoming.  In the event the Claimant fails to submit information necessary to decide a claim, the applicable period shall be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(e)                                  Compliance with Regulations.  The claims procedure of this Plan shall be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 C.F.R. §2560.503-1.  Notwithstanding any provision of this Section 13 to the contrary, to the extent such regulations so require, determinations as to whether Plan provisions regarding Disability apply to a Participant shall be made in accordance with the Department of Labor’s claims procedure regulations applicable to claims for disability benefits, and any such determination shall be made by (1) one member of the Committee in the case of an initial claim, and (2) the remaining members of the Committee in the case of the review of a denied claim.

(f)                                    Exhaustion of Remedies.  A Claimant shall have no right to bring any action in any court regarding a claim for benefits prior to filing a claim for benefits and exhausting his or her rights to review under this Section 13 in accordance with the time frames set forth herein.

14.                                 Nonalienation of Benefits.  Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of a Participant or any beneficiary of a Participant shall be subject to the claim of any creditor.  In particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment, or any other legal or equitable process available to any creditor of the Participant and his or her beneficiary.  Neither the Participant nor his or her beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he or she may expect to receive, contingently or otherwise, under this Plan, except the right to designate a beneficiary to receive death benefits provided hereunder.  In cases of marital dispute, the Company shall observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court.  As a condition of participation, a Participant agrees to hold the Company harmless from any harm that arises out of the Company’s obeying the final order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

15.                                 Amendment and Termination.

(a)                                  The Committee may approve and execute changes of a technical nature to the Plan which do not materially affect the substance thereof and which, in the opinion of the Committee, are necessary and desirable.  In addition, the Board reserves the right to amend the Plan, by written resolution, at any time and from time to time in any fashion (including any amendment that applies to a Participant who has had a Separation from Service), and to terminate it at will.

(b)                                 No amendment or termination of this Plan shall affect the rights of any Participant or his or her beneficiary with respect to the amount of his or her Accounts determined as of the date of such amendment or termination, as subsequently adjusted in accordance with Section 4(d) for earnings and losses; provided, however, that (i) such limitation shall not apply to any amendment or termination that the Committee or the Board, in its sole discretion, determines is necessary or appropriate to avoid the additional tax under Code §409A(a)(1)(B), and (ii) such limitation shall not preclude the Committee from making changes to the available investment vehicle or vehicles for determining earnings and losses pursuant to Section 4(d).

16.                                 Participating Employers.

(a)                                  Any affiliate of VWR, with the consent of the Committee, may adopt the Plan and become a Participating Employer hereunder by filing with the Committee a certified copy of a resolution of that company’s board of directors (or other governing body) providing for its adoption of the Plan.

(b)                                 Any action required or permitted to be taken under the Plan by the Company shall be by resolution of the Board or by a duly authorized committee of the Board or by a person or persons authorized by resolution of the Board or the committee.  Each Participating Employer appoints the Board (or the person or persons authorized by the Board) as its agent to exercise on its behalf any action required or permitted to be taken under the Plan by the Company.

17.                                 No Contract of Employment.  Nothing contained herein shall be construed as conferring upon any person the right to be employed by the Company or to continue in the employ of the Company.

18.                                 Applicable Law.  The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania (without reference to principles of conflicts of law), to the extent not superseded by Federal law.

19.                                 Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.  The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

20.                                 Headings.  The headings of the Sections of the Plan are for reference only.  In the event of a conflict between a heading and the contents of a Section, the contents of the Section shall control.

21.                                 Gender and Number.  Whenever any words are used herein in any specific gender, they shall be construed as though they were also used in any other applicable gender.  Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

22.                                 Top-Hat Plan.  While, as stated in Section 1, this Plan is intended to cover a “select group of management or highly compensated employees,” in the event it is determined not to be a plan described in §201(2), §301(a)(3), and §401(a)(1) of ERISA, it shall be deemed to be two plans, one plan covering the group that consists of a select group of management or highly compensated employees and the other plan covering the group that does not meet this definition.

IN WITNESS WHEREOF, VWR INTERNATIONAL, INC. has caused these presents to be duly executed this           day of                  , 2007.

Attest:		VWR INTERNATIONAL, INC.

By: